Exhibit 10.12(b)


            AMENDED AND RESTATED SEVERANCE AGREEMENT



          This Amended And Restated Severance Agreement (the "Agreement") is made and entered into as of this 28th day of December, 2001 (the "Effective Date"), by and between ATLANTIC
COAST AIRLINES HOLDINGS, INC., a Delaware corporation ("ACAH") and ATLANTIC COAST AIRLINES, a California corporation ("ACA")
(ACAH and ACA are herein collectively referred to as the "Company") and THOMAS J. MOORE ("Moore").

          Witnesseth That:

          Whereas, Moore is currently employed by the Company as Chief Operating Officer and President, and in connection with such employment entered into a Severance Agreement (last restated as of December 28, 1999) with the Company; and

          Whereas, the Company wishes to assure itself of the continued services of Moore; and

          Whereas, the Board of Directors of the Company has determined that the best interests of the Company would be served by entering into this amended and restated Agreement with Moore;

          Now, Therefore, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

          1. Employment. Company hereby employs Moore and Moore hereby accepts employment by Company and agrees to perform his duties and responsibilities hereunder upon all of the terms and conditions as are hereinafter set forth.

          2. Duties. Moore shall serve the Company in the capacities of Chief Operating Officer and President. Moore shall be responsible for supervising and directing all operations of the Company and of any other entity(ies) to which the Company's obligations under this Agreement shall be assigned pursuant to Paragraph 12. Moore shall otherwise be responsible for carrying out all such other duties and services for the Company commensurate with Moore's position, as may be designed from time to time by the Chief Executive Officer of the Company (the "CEO").

          3. Term of Employment. Moore's term of employment under this Restated Agreement shall commence on the Effective Date and shall terminate on the last day of the calendar month which is twelve (12) calendar months after the Effective Date, unless further extended as hereinafter set forth. Commencing on each successive anniversary of the Effective Date, the Agreement shall automatically be extended for an additional twelve (12) months without further action by either party unless Moore's employment has previously been terminated or unless Moore or the Company has provided notice of intention to terminate Moore's employment pursuant to the terms of Paragraph 10 below, in which case Moore's term of employment under this Agreement will be extended to the pending Termination Date.

          4. Extent of Service. Moore shall devote such time and attention as is required to perform his obligations under this Agreement and will at all times faithfully and industriously, consistent with his ability, experience and talent, perform his duties hereunder under the direction of the CEO.

          5. Compensation During the term of this Agreement. Company agrees to pay to Moore, and Moore agrees to accept from Company, in full payment for services rendered by Moore and work to be performed by him under the terms of this Agreement, the following:

                A.    Salary.   An  annual base  salary  of  [Two
Hundred  Fifty  Thousand  Dollars  ($250,000)].   Commencing   on
October 1, 2002 and on each October 1 thereafter, the amount of Moore's base salary shall be increased as determined by the Compensation Committeeof the Board of Directors of the Company (the "Compensation Committee"). Moore's base salary for each year shall be payable to him in accordance with the reasonable payroll practices of the Company as from time to time in effect for executive employees (but in no event less often than monthly).

                B.    Management  Incentive  Plan.   Moore  shall
participate in the Company's Management Incentive Program, or any successor bonus plan or program for management employees.

                C. Executive Bonuses. Moore shall be eligible for an additional annual bonus under an executive performance bonus plan currently known as Senior Management Incentive Plan ("SMIP") for so long as the Board of Directors determines to maintain such plan. Under such plan, each calendar year, Moore shall be entitled to receive a bonus equal to a specified percentage of base salary upon the attainment of certain pre-established goals. Such goals and percentage of salary shall be determined by the Compensation Committee prior to the commencement of each plan year. The bonus amount each year shall be paid in cash, stock, options or such other form as the Compensation Committee provides, paid at the time period provided under such plan, at the same time and in the same form as paid generally to other eligible employees, except to the extent that this Agreement provides otherwise.

               D.   Deferred Compensation.

                 (i)    Moore   will  be  entitled  to   deferred
compensation under an unfunded and non-tax qualified arrangement ("Deferred Compensation") as described in this Paragraph 5.D., which shall supercede and control over all prior deferred compensation arrangements. The amounts credited as Deferred Compensation will be recorded as a bookkeeping entry representing a general unsecured obligation of the Company and Moore shall not have a claim to any specific assets of the Company in satisfaction of the amounts, if any, payable as Deferred Compensation. As of the Effective Date, the balance in the Deferred Compensation account recorded for Moore shall equal $__________, which is the amount of the Company's Deferred Compensation "contributions" under the Severance Agreement between the Company and Moore, as such was amended from time to time, through the Effective Date. After the Effective Date, the Company will credit Deferred Compensation at the rate of one
hundred percent (100%) of Moore's annual base salary.   Deferred
Compensation will be based on Moore's annual base salary in effect on January 1 in each year, and will be credited as of January 1 in each year. The Company may provide the Deferred Compensation through a benefit plan so long as (1) the amount credited by the Company on Moore's behalf equals the amount set forth herein, and (2) the vesting schedule, credit for Years of Service, and terms of distribution are all at least as favorable to Moore as set forth herein. No interest or rate of return or other appreciation or depreciation of value shall accrue or be payable on amounts credited to Moore as Deferred Compensation pursuant to this Paragraph 5.D. unless the Company elects otherwise.

                (ii) Vesting of Deferred Compensation will be based upon "Years of Service," with Moore to be credited with one Year of Service for completion of each twelve (12) consecutive month period of employment with the Company beginning January 1, 1997 and ending on the Deferred Compensation Ending Date (as defined below). (That is, Moore will continue to be credited with Years of Service during any applicable Severance Period, as further provided in Paragraph 10.E.(iv) hereof.) Moore will become vested in the Deferred Compensation based on the following schedule:


                                     PERCENTAGE
           YEARS OF SERVICE            VESTED

             LESS THAN 4                  0%
      AT LEAST 4 BUT LESS THAN 5         25%
      AT LEAST 5 BUT LESS THAN 6         35%
      AT LEAST 6 BUT LESS THAN 7         50%
      AT LEAST 7 BUT LESS THAN 8         65%
      AT LEAST 8 BUT LESS THAN 9         80%
              AT LEAST 9                100%

In the event of a Change in Control (as defined and determined under Paragraph 8.C.(ii) of this Agreement) of the Company, Moore shall become immediately 100% vested in his Deferred Compensation amount notwithstanding the above vesting schedule.

                (iii) The "Deferred Compensation Ending Date" shall mean the date of Termination Date (as defined below) if Moore's employment with the Company is terminated at any time under circumstances that do not entitle him to Severance Compensation pursuant to Paragraph 10 of this Agreement, or shall mean the last day of the Severance Period (as defined in Paragraph 10) if Moore is entitled to Severance Compensation. During a Severance Period, Deferred Compensation shall continue to accrue and vest pursuant to the terms of Paragraph 10.E.(iv) hereof. Upon the Deferred Compensation Ending Date, the Company shall pay to Moore whatever Deferred Compensation amount is equal to the applicable vested percentage of the total amount then credited to his account pursuant to this Paragraph 5.D. The Company shall make this payment in cash within thirty (30) days following the Deferred Compensation Ending Date, provided that the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Moore to the Company.

                E. Split Dollar Life Insurance. The Company shall advance amounts to fund payment of the premiums under a split dollar life insurance arrangement covering Moore as provided in this Paragraph 5.E. As of the date hereof, the split dollar life insurance arrangement is provided under a policy or policies with Phoenix Home Life Mutual (such policies and agreements related thereto, the "Split Dollar Agreement"). The Company shall continue to abide by the terms of the Split Dollar Agreement with Moore in force on the date of this Agreement, but, subject to the foregoing, the Company may implement a substitute Split Dollar Agreement so long as the amount of premiums funded by the Company on Moore's behalf equals the amount set forth herein.

                (i) Moore shall be the owner of the policy under the Split Dollar Agreement and will have the right to designate his beneficiary with respect to proceeds of the policy payable upon his death; provided, however, that notwithstanding the foregoing, the Company shall have a collateral assignment of the policy as security for the repayment of the amounts paid by the Company toward the premiums for the policy.

                (ii) The Company shall pay the annual premium due on the policy in an amount specified in this Agreement, as amended from time to time. From and after the Effective Date,the amount of the annual premium the Company pays shall equal one hundred percent (100%) of Moore's annual base salary in effect on January 1 in each year the Company is obligated to fund the premium as described herein. Provided that Moore remains employed with the Company as of January 1 in a given year, the Company shall, except as provided in Paragraph 5.E.(iii) below, for such year pay, on or before the due date(s) under the terms of the policy, the entire amount of the annual premium due on the policy
acquired pursuant to   this  Paragraph  5.E.   During  any
Severance Period, the Company's obligation to pay the annual premium due on the split dollar insurance policy shall continue pursuant to the terms of Paragraph 10.E.(v) hereof.

                (iii) The "Split Dollar Release Date" shall mean (a) the Termination Date (as defined below), if Moore's employment with the Company is terminated at any time under circumstances that do not entitle him to Severance Compensation pursuant to Paragraph 10 of this Agreement, or (b) the last day of the Severance Period (as defined in Paragraph 10), if Moore is entitled to Severance Compensation. The Company shall fund payment of the premiums as provided in the Paragraph 5.E. in each year until the Split Dollar Release Date. Upon the Split Dollar Release Date, the following shall occur:

                    (a) Moore shall pay to the Company an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to his employment with the Company to the date hereof or subsequently pursuant to this Paragraph 5.E., without interest thereon. The Company may, at its option, collect such amount from any amounts it or any of its affiliates owes to Moore. Upon receipt of such payment the Company shall release its interest in the policy, or a portion thereof, on Moore's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that the released interest equals the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to this Paragraph 5.E. The Company agrees that the amount of any such release of interest by the Company shall reduce the amount of "Liabilities" (as such term is defined in the Agreement of Assignment of Life Insurance Death Benefit As Collateral entered into between Moore and the Company in connection with the Split Dollar Agreement) owed to the Company in connection with the Split Dollar Agreement and related Collateral Assignment Agreement. Accordingly, the Company also agrees to reduce to such extent its interest as acquired by collateral assignment of the policy pursuant to the Split Dollar Agreement and related Collateral Assignment Agreement.

                      (b)    The  Split  Dollar  Agreement  shall
continue in full force and effect and survive separate and apart from this Agreement; provided, however, that the Company shall have no further obligation to pay any premium on the policy under the Split Dollar Agreement which has a due date after the Split Dollar Release Date and such obligation shall be transferred to Moore.

                F. Discretionary Compensation. The Company may pay Moore discretionary compensation, bonuses and benefits in addition to those provided for herein in such amounts and at such times as the Compensation Committee shall determine.

                G.   Compensation Upon a Change in Control.  Upon
a  Change  in  Control,  whether or not  Moore's  employment  has
terminated,   Moore   shall  receive   all   of   the   following
compensation, paid at the time of the Change in Control:

                     (i)  Salary. A payment in the amount of 300%
of Moore's annual base salary in effect at the time of the Change in Control.

                     (ii)  Bonus.  For all bonus plans  in  which
Moore is participating as of a Change in Control, the Company shall pay to Moore a lump sum bonus payout. This payout shall consist of a payment in the amount calculated by the formula [(x
+ y) * z] where (x) is Moore's base salary earned in the year from January 1 to the date of the Change in Control, (y) is the amount which is three times Moore's annual base salary in effect at the time of the Change in Control, and (z) is the percentage which under each plan is the maximum percentage of base salary that Moore was eligible to earn during the year in which the Change in Control occurred assuming all targets were met in full, whether or not said targets actually were met. The payments provided for under this Paragraph 5.G.(ii) will be paid in cash or in such other form as bonus amounts generally are paid to eligible employees, or in a combination thereof, as determined by the Compensation Committee, within thirty days following the Change in Control and shall be considered to be full compensation for all amounts due to Moore for bonus plans in which he was participating as of the Change in Control, and he shall not be entitled to any further payments under any of said plans during the year of participation. Notwithstanding the above, any bonus due to Moore for years (or any other applicable bonus period) completed prior to the date in which the Change of Control occurs but not yet paid shall be paid in addition to the bonus described herein.

                     (iii)     Disability Insurance.  The Company
will prepay, to the time of Moore's reaching age 65, the premiums due on any disability insurance policy as was provided to Moore as of the time of Change in Control. In the event that the Company discontinued or reduced the amount of coverage of any disability insurance within one year preceding a Change in Control, the Company shall at the time of the Change in Control re-establish disability insurance to the amount previously provided and with equivalent coverage, and shall prepay future premiums as provided herein.


                    (iv) Other Benefits Upon a Change in Control. Moore shall receive all of the other benefits separately provided herein or in other agreements as occurring upon a Change in Control. These include vesting of unvested stock options and restricted stock. In the event a Change in Control occurs, Moore shall be entitled to the insurance benefits provided upon Change in Control per Paragraph 10.E.(v) and the travel benefits, per Paragraph 10.E.(viii), as provided upon a Change in Control. These benefits will apply at the time of termination of Moore's employment, even if Moore's employment is subsequently terminated in a fashion that does not give rise to Severance Compensation.

                     (v)   Certain Adjustments.   If, as a result
of payments provided for under or pursuant to this Agreement together with all other payments in the nature of compensation provided to or for the benefit of Moore under any other agreement in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on Moore that would not be imposed on such payments but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then, in addition to any other benefits provided under or pursuant to this Agreement or otherwise, the Company (including any successor to the Company) shall pay to Moore at the time any such payments are made under or pursuant to this or the other agreements, an amount equal to the amount of any such taxes imposed or to be imposed on Moore (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Company (including any successor to the Company) shall "gross up" such Parachute Tax Reimbursement by paying to Moore at the same time an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are or will be payable by Moore as a result of the Parachute Tax Reimbursement being paid or payable to Moore and/or as a result of the additional amounts paid or payable to Moore pursuant to this sentence, such that after payment of such additional taxes Moore shall have been paid on a net after-tax basis an amount equal to the Parachute Tax Reimbursement. The amount of any Parachute Tax Reimbursement and of any such gross-up amounts shall be determined by the Company's independent auditing firm, whose determination, absent manifest error, shall be treated as conclusive and binding absent a binding determination by a governmental taxing authority that a greater amount of taxes are payable by Moore.

                H.   Employment or Termination Following a Change
in Control. Provided that he remains employed and the parties have not otherwise agreed to amend this Agreement, following a Change in Control Moore's employment shall continue on the terms set forth in this Agreement and Moore shall remain subject to this Agreement, and be entitled to receive the compensation, payments and benefits provided for in this Agreement. In the event that Moore's employment is terminated upon or within one year following the Change in Control, such that Moore would be entitled to Severance Compensation, any amounts due at the time of termination as Severance Compensation under Paragraphs 10.E.(i) and 10.E.(ii) herein shall be reduced by any amounts paid under Paragraph 5.G.(i) and 5.G.(ii) at the time of Change in Control (under no circumstances would Moore be required to repay the amounts paid to Moore under Paragraph 5.G(i) and 5.G.(ii)), but Moore will be entitled to all other Severance Compensation as provided in Paragraph 10.E. herein. In the event that Moore's employment is terminated more than one year following the Change in Control, Moore will be entitled to all payments and benefits provided for herein with respect to such termination of employment.

           6.  Benefits.

                A. The Company shall pay for or provide Moore such vacation time and benefits, including but not limited to, coverage under Company's major medical, accident, health, dental, disability and life insurance plans, as are made available to other executive employees of Company generally (and, to the extent provided by such policies, to Moore's dependents).

                B. The Company agrees to promptly reimburse Moore for any otherwise unreimbursed health or medical insurance premiums and/or uncovered medical expenses up to $10,000 per calendar year under a written medical reimbursement plan maintained for Moore and other key executive employees. If such payments are taxable to Moore, the Company shall pay Moore a gross-up equal to the estimated income, FICA and Medicare taxes due with respect to such reimbursement, with federal and state income taxes being estimated at the highest marginal rates.

               C. Moore shall be eligible to participate in any profit sharing plan, employee stock ownership plan or other qualified retirement plan adopted by Company to the same extent as other executive employees of Company. Moore shall also be eligible to participate in any stock option, restricted stock, stock appreciation rights or stock purchase plans or programs or nonqualified deferred compensation arrangements of Company, which participation shall be at levels as may be determined appropriate by the Compensation Committee.

               D. The Company agrees to reimburse Moore for the cost of investment and tax planning services up to $5,000 incurred during each calendar year. If such payments are taxable to Moore, the Company shall pay Moore a gross-up equal to the estimated income, FICA and Medicare taxes due with respect to such reimbursement, with federal and state income taxes being estimated at the highest marginal rates.

          7. Reimbursement of Expenses. The Company agrees to promptly reimburse Moore, within fifteen (15) days after presentation of receipts and other appropriate documentation, for all reasonable, ordinary and necessary travel costs and other necessary expenses incurred by Moore in performing his duties pursuant to this Agreement.

          8.   Stock Options

                A. Mandatory Stock Options. Company agrees to continue in force a stock option plan or one which is substantially similar to the existing plan ("Stock Option Plan"), which has been approved by the shareholders of the Company, and, on the first business day in each October commencing in October 2002 and (subject to the provisions of Paragraph 10.E.(iii)) continuing so long as Moore is employed by the Company to grant Moore options under the Stock Option Plan to purchase not less than 100,000 shares of the common stock of ACAH (such number to be adjusted to reflect any stock splits or other adjustments after the Effective Date) at the price per share at the closing of the trading market on the last business date prior to such grant. The Company also agrees to approve the issuance of such additional shares as are necessary to enable Moore to exercise such options. The Company will not be required to reserve shares from existing plans to cover future obligations under this Paragraph, but will use reasonable efforts to obtain shareholder approval as necessary from time to time to make a sufficient number of additional shares available on a timely basis, and will provide Moore with equivalent alternative compensation should approval not be obtained. The terms of the grant of such options shall be consistent with the terms of the Stock Option Agreement being utilized at the time of the grant for stock options granted to other senior executive officers at or below Moore's position with the Company. The Compensation Committee retains full discretion of whether to grant any additional stock options other than those required as provided above, and to change the terms of the Stock Option Agreement for any such additional stock options.

                B. Acceleration of Stock Options upon a Change in Control. If the Company experiences a Corporate Change, the exercisability and vesting of all Stock Options held by Moore as of the date of the Corporate Change shall accelerate as of the date of such Corporate Change. The Compensation Committee of the Company's Board of Directors shall provide that if a Corporate Change occurs, then effective as of a date selected by the Compensation Committee, the Compensation Committee (which for purposes of the Corporate Changes described in clauses (iii) and
(v) of the definition of Corporate Change below shall be the Compensation Committee as constituted prior to the occurrence of such Corporate Change) acting in its sole discretion without the consent or approval of Moore, will effect one or more of the following alternatives or combination of alternatives with respect to all outstanding Stock Options (which alternatives may be conditional on the occurrence of such of the Corporate Change specified in clause (i) through (v) of the definition of Corporate Change below which gives rise to the Corporate Change):
(1)  in the case of a Corporate Change specified in clauses  (i),
(ii) or (iv) of the definition thereof, provide that exercisable options (including any options exercisable pursuant to the first sentence of this Paragraph 8.B.) then outstanding may be exercised in full for a limited period of time on or before a specified date (which will permit Moore to participate with the Common Stock received upon exercise of such option in the event of a Corporate Change specified in clauses (i), (ii) or (iv) of the definition of Corporate Change below, as the case may be) fixed by the Compensation Committee, after which specified date all unexercised options and all rights of Moore thereunder shall terminate, (2) provide that exercisable options (including any options exercisable pursuant to the first sentence of this Paragraph 8.B.) then outstanding may be exercised so that such options may be exercised in full for their then remaining term, or (3) require the mandatory surrender to the Company of outstanding options held by Moore (including any options exercisable pursuant to the first sentence of this Paragraph 8.B.) as of a date, before or not later than sixty days after such Corporate Change, specified by the Compensation Committee, and in such event the Compensation Committee shall thereupon cancel such options and the Company shall pay to Moore an amount of cash equal to the excess of the fair market value of the aggregate shares subject to such option over the aggregate option price of such shares; provided, however, the Compensation Committee shall not select an alternative (unless consented to by Moore) that, if Moore exercised his accelerated options pursuant to alternative 1 or 2 and participated in the transaction specified in clause (i), (ii) or (iv) of the definition of Corporate Change below or received cash pursuant to alternative 3, would result in Moore's owing any money by virtue of operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Compensation Committee shall take such action, which is hereby authorized, to put Moore in as close to the same position as Moore would have been in had alternative 1, 2 or 3 been selected but without resulting in any payment by Moore pursuant to Section 16(b) of the Exchange Act. Notwithstanding the foregoing, with the consent of Moore, the Compensation Committee may in lieu of the foregoing make such provision with respect of any Corporate Change as it deems appropriate.

               C.   Definitions.  For purposes of this Agreement:

                     (i)  "Stock Options" shall mean any grant to
Moore by the Company, pursuant to a Stock Option Plan, of the right and option to purchase from the Company a specified number of shares of Atlantic Coast Airlines Holdings, Inc. common stock under certain terms and conditions.

                     (ii)  "Change  in  Control"  and  "Corporate
Change" shall each mean (i) any merger or consolidation in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity, unless the stockholders of Company immediately before such merger or consolidation own, directly or indirectly immediately following such merger or consolidation, substantially all of the combined voting power of the surviving entity in substantially the same proportion as their ownership immediately before such merger or consolidation,
(ii) the sale of all or substantially all of the Company's assets to any other person or entity (other than a wholly-owned subsidiary), (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) more than 50% of the outstanding shares of Common Stock by any person or entity (including a "group" as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or
(vi) any other event specified by the Compensation Committee.

               D. Amendment to Existing Option Agreements. The provisions of Paragraph 8.B. and 8.C herein shall apply to all Stock Options or restricted stock previously granted to Moore, and this Agreement shall be deemed to be a restatement of the previous amendment to all Stock Option or Restricted Stock Agreements presently in existence between the Company and Moore, and will supersede any language to the contrary contained in said agreements. These terms will also apply to mandatory Stock Options granted as provided in subparagraph A above. The Compensation Committee retains full discretion of whether to grant any additional Stock Options in the future, and if so whether the terms provided herein will apply to said Stock Options.

                E. The Company has granted to Moore options, under the Stock Option Plan and pursuant to a Company Stock Option Agreement, to purchase 100,000 shares (prior to adjustment for subsequent stock splits) of the common stock of ACAH effective as of July 21, 1999 at the price per share at the closing of the trading market on July 20, 1999. Moore acknowledges that said grant is in lieu of grants that that may otherwise have been due to him prior to October 1, 2000.

          9. Deductions. Deductions shall be made from any component of Moore's compensation provided pursuant to this Agreement or otherwise for social security, Medicare, federal, state and local withholding taxes, and any other such taxes as may from time to time be required by any governmental authority.

          10. Termination. Moore's employment with the Company shall be terminated only in accordance with the following provisions:

               A.   Disability.

                    (i) In the event Moore shall become mentally or physically disabled so as to have been unable to perform his duties hereunder for six (6) consecutive months, subject to Moore's right to return to work as provided below, Company shall have the right to terminate Moore's employment with Company upon the expiration of such six month period; provided, however, that upon any such termination Company shall be obligated to provide Moore with Severance Compensation as provided in Paragraph 10.E. herein. Such six-month period shall be deemed to have commenced on the date when Moore is first unable to perform his duties on a substantially full-time basis because of mental or physical disability and shall end on the date on which Moore shall return to the substantial full-time performance of his duties. If at the expiration of such six month period, the Company shall desire to terminate Moore on the basis of disability, it shall give written notice to him. Moore's employment shall thereafter be terminated if he does not return to substantial full-time performance of his duties within ten (10) calendar days after such notice is given.

                      (ii)  Nothing  contained  herein  shall  be
construed to affect Moore's rights under any disability insurance or similar policy, whether maintained by the Company, Moore or another party. The Company may utilize a disability policy to fund, in whole or in part, the compensation that would be due to Moore during the term of or in the event of a disability, in which case the proceeds of the policy would not be in addition to any compensation otherwise payable to Moore.

                     (iii)      For  purposes of this  Agreement,
Moore shall be deemed to be disabled when he shall have been absent from his duties because of sickness, illness, injury or other physical or mental infirmity on a substantially full-time basis. In the event of a dispute as to whether Moore is disabled, the issue of the determination of disability shall be submitted to a Board of Arbiters for a binding decision under the procedures set forth in Paragraph 10.A.(v) below.

                     (iv)     At the end of any disability (other
than a disability that results in the termination of Moore's employment with the Company), Moore shall return to work and this Agreement shall continue as though such disability had not occurred.

                     (v)   If  there is a dispute as  to  whether
Moore is subject to any disability, the issue shall be submitted to a Board of Arbiters (whose decision shall be binding on the Company and Moore) consisting of three persons: one physician who specializes in the physical or mental disability in dispute (hereinafter referred to as a "Specialist") shall be appointed on behalf of Company by the Chairman of the Board, or by the Compensation Committee; a second Specialist shall be appointed by Moore and a third Specialist shall be appointed by the two Specialists so appointed. The decision of a majority of such Specialists shall be binding upon the parties hereto. If a majority of the Specialists determines that Moore is not subject to any disability for purposes of this Agreement, Moore shall return to work under the provisions hereof. Such Specialists may physically examine Moore, who hereby consents to such examination and to make available any pertinent medical records. The cost of such Specialists shall be paid by Company.

                     (vi)  If  it  is determined that  Moore  can
return to work hereunder on a part-time basis, the parties agree to use good faith efforts to negotiate the terms of Moore's return to work.

                    (vii) During any period in which Moore is disabled but his employment shall not have been terminated, Moore shall continue to receive his base salary and any applicable bonus, and shall continue to receive all benefits as an employee and as provided herein generally. Any options previously granted shall continue to vest, but no new options shall be issued to Moore. Any mandatory option grants as provided herein shall be deferred until such time as the disability period ends.

                    (viii) During any period in which Moore is disabled but his employment shall not have been terminated, Moore shall continue to be credited with Years of Service for purposes of vesting of Deferred Compensation as set forth in Paragraph 5.D.

               B.   Death.

                     (i)   Moore's employment with Company  shall
terminate immediately upon Moore's death; provided, however, that Company shall be obligated to provide the Severance Compensation as specified in Paragraph 10.E. herein to Moore's estate, heirs or beneficiaries.

                      (ii)  Nothing  contained  herein  shall  be
construed to affect Moore's rights under any life insurance or similar policy, whether maintained by Company, Moore or another party. The Company may utilize a life insurance policy to fund, in whole or in part, the Severance Compensation that would be payable in the event of Moore's death, in which case the proceeds of any such policy other than the Split Dollar Agreement would not be in addition to any Severance Compensation otherwise payable under this Paragraph 10.B.

               C.   Termination by Moore.

                      (i)   Other  than  Following  a  Change  in
Control. Moore may terminate his employment by delivering to Company sixty (60) days' written notice, and such termination shall be effective on the sixtieth (60th) day following the date of receipt of such notice (the "Termination Date"). In such event, Moore (i) shall continue to render his services up to the Termination Date if so requested by Company and (ii) shall be paid his regular base salary and shall receive all benefits up to the Termination Date. Moore will be entitled to payment of any bonus due but not yet paid for prior bonus periods (paid at the same time it would have been paid had Moore's employment not been terminated), but will not be entitled to Severance Compensation, to any bonus for the current bonus period, or to any other compensation, bonus or fringe benefits accrued after the Termination Date.

                      (ii)   Following  a  Change   in   Control.
Notwithstanding the above, in the event of any termination by Moore of his employment with the Company which is effected within twelve (12) months following a Change in Control as defined and determined under Paragraph 8.C. of this Agreement, Company shall be obligated to provide Moore with Severance Compensation as provided in Paragraph 10.E. herein; provided that payments made as separately provided in Paragraph 5.H. of this Agreement shall be deducted from Severance Compensation due in this event. The twelve month period will be deemed to mean any notice given within twelve months following a Change in Control where an actual termination occurs within sixty days following said notice.

               D.   Termination by Company.

                     (i)   Without  Cause.  Company may,  without
cause, terminate Moore's employment under this Agreement at any time by giving Moore fifteen (15) days' written notice thereof, and such termination shall be effective on the fifteenth day following the date such notice is given (said 15th day, the "Termination Date"). In the event Moore's employment with Company is terminated without cause, Company shall be obligated to provide Moore with Severance Compensation as provided in Paragraph 10.E. herein. At the option of Company, Moore's employment shall be immediately terminated upon the Company giving such notice, in which case Moore shall continue to receive his full base salary and related fringe benefits through the Termination Date. Notwithstanding any provision of this Agreement to the contrary, any termination of Moore's employment by the Company, for any reason or no reason, effected as a result of, in connection with or within twelve (12) months following a Change in Control, as defined and determined under Paragraph 8.C. of this Agreement, shall automatically be deemed to be a termination without cause provided that any amounts due as Severance Compensation shall be reduced as provided in Paragraph 5.H. The twelve month period will be deemed to mean any notice given within twelve months following a Change in Control regardless of when actual termination occurs following said notice.

                    (ii) For Cause. Company may terminate Moore's employment under this Agreement immediately for "cause". In such event, the Company shall not be liable to Moore for any compensation, bonus or benefits after the date of termination of employment. Cause shall be defined as any of the following: (i) willful unauthorized misconduct in the material performance of Moore's duties hereunder, (ii) commission of an act of theft, fraud, dishonesty or personal misconduct by Moore, which act is harmful to Company, (iii) breach of any provision of this Agreement if such breach has not been cured by Moore (or if Moore has not compensated the Company for such breach by payment of an amount deemed reasonable by the Company if the breach cannot be cured) within fifteen (15) days after the Company gives Moore written notice of such breach. Any termination under this Paragraph 10.D.(ii) shall take effect immediately upon the Company giving Moore written notice thereof.

                  E.      Severance   Compensation.    "Severance
Compensation" is defined as all of the compensation and benefits described in this Paragraph 10.E. It will be provided to Moore upon the occurrence of any of the events described elsewhere in this Agreement as providing for Moore's receipt of Severance Compensation, but not in any other circumstances except to the extent that individual components of Severance Compensation may be separately provided pursuant to the terms of this Agreement. "Termination Date" is defined as the last day of Moore's employment with the Company. "Severance Period" is defined as the period beginning on the day following the Termination Date and ending on the day which is two years following the Termination Date. Benefits extending to Moore's spouse shall refer to Moore's spouse as of the date such benefits are extended or, after Moore's death, to Moore's spouse as of the date of his death. The compensation and benefits to be provided as Severance Compensation are as follows:

                    (i) Severance Pay. Throughout the Severance Period, Moore will receive severance pay at the rate of 100% of his annual base salary in effect at the time of his termination, to be paid on the Company's regular payroll payment dates at the same time and in the same fashion as the Company's regular payroll payments. In the event that a Termination Date occurs on or before December 31, 1999 such that Moore is entitled to Severance Compensation as provided herein, severance pay will be at the rate of 100% of his annual base salary that would have been in effect beginning January 1, 2000 as provided herein.

                     (ii)  Bonus.  For all bonus plans  in  which
Moore is participating as of the Termination Date, the Company shall pay to Moore a lump sum bonus payout. This payout shall consist of a payment in the amount calculated by the formula [(x + y) * z] where (x) is Moore's base salary earned in the year from January 1 to the Termination Date, (y) is the amount which is three times Moore's annual base salary in effect at the time of Termination, and (z) is the percentage which under each plan is the maximum percentage of base salary that Moore was eligible to earn during the year in which the Termination Date occurred assuming all targets were met in full, whether or not said targets actually were met. The payments provided for under this Paragraph 10.E.(ii) will be paid in cash or in such other form as bonus amounts generally are paid to eligible employees, or in a combination thereof, as determined by the Compensation Committee, within thirty days following the Termination Date and shall be considered to be full compensation for all amounts due to Moore for bonus plans in which he was participating as of the Termination Date, and he shall not be entitled to any further payments under any of said plans during the Severance Period or
thereafter.   Notwithstanding the above, any bonus due  to  Moore
for years (or any other applicable bonus period) completed prior to the Termination Date but not yet paid shall be paid in addition to the bonus described herein. If such bonus for prior years is in the form of restricted stock, such bonus will be considered earned to the extent that applicable vesting targets
have   been   met  as  of  the  Termination  Date,  whether   the
confirmation that the targets have been met occurs before or after the Termination Date. If such targets have been met but the stock has not yet been distributed, Moore will be entitled to receive the stock, or, at the option of the Company, the cash equivalent thereof, no later than the date the stock was due to be distributed had the termination not occurred. Any such stock for which targets have not been met will be forfeited.

                     (iii)      Stock  Options.  All  options  to
purchase shares of ACAH stock that have been granted to Moore and that are not exercisable as of the Termination Date shall terminate as of said date. For all options that are exercisable as of said date (including options that are accelerated following a Change in Control pursuant to Paragraph 8 above), the terms of exercise, payment, and expiration, shall be as provided in each option agreement. All options that would have been granted to Moore in the future pursuant to Paragraph 8.A. hereof shall not be granted if the date on which they would have been granted occurs after the Termination Date, even though said date may occur during the Severance Period.

                     (iv)  Deferred Compensation.   The  Deferred
Compensation program will continue throughout the Severance Period, including Moore's accumulation of Years of Service for vesting purposes, and including the Company's continuation of contributions. At the end of the Severance Period, the Company shall pay Moore an amount equal to his vested interest under the Deferred Compensation as provided in Paragraph 5.D.(iii). Alternatively, the Company may elect to pay such amounts to Moore as would be payable during the Severance Period by the Company under the Deferred Compensation program in a single lump sum payment within fifteen (15) days after the Termination Date. Notwithstanding the foregoing, the Company shall have a right of set-off against, and may reduce the amount payable as Deferred Compensation by, any amount owed or payable by Moore to the Company.

                     (v)   Insurance Programs.  The Split  Dollar
Agreement shall continue in full force and effect through the Severance Period and shall survive separate and apart from this Agreement, and the Company's obligation to pay all premiums pursuant to this Agreement shall continue in accordance with the terms of this Agreement for the Severance Period. At the end of the Severance Period, Moore shall pay to the Company an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.E., without interest thereon, and upon receipt of such payment the Company shall release its interest in the policy, or a portion thereof, on Moore's life acquired pursuant to the terms of the Split Dollar Agreement, or any or all of the paid up additions standing to the credit of such policy, if any, such that such released interest equals the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to Paragraph 5.E. Alternatively, if the Company elects to pay the Deferred Compensation to Moore within fifteen (15) days after the Termination Date pursuant to Paragraph 10.E.(iv) above, the Company at the time of such payment may demand payment from Moore of an amount equal to the total of all premiums paid by the Company on the split dollar policy(ies) acquired pursuant to
Paragraph 5.E., without interest thereon, and upon receipt of such payment release its interest in the policy, or portion thereof, acquired pursuant to the terms of the Split Dollar Agreement, and any or all of the paid up additions standing to the credit of such policy, if any, and thereafter the Company shall be under no obligation to pay any further premiums under the Split Dollar Agreement. Coverage under the Company's major medical, accident, health, dental, disability and life insurance plans as from time to time provided to other executive employees of the Company (and, to the extent provided by such policies, to Moore's dependents) shall continue to be paid for by the Company during the Severance Period or, in the event of Moore's termination upon or following a Change of Control of the Company as defined in Paragraph 8.C., for the longer of the Severance Period or the remainder of Moore's and his spouse's life, and including children to age 21 as per coverage provided prior to the Change in Control. Provided, however, if such coverage cannot be continued during the Severance Period or until Moore's and his spouse's death, as the case may be, under the terms of such policies or plans, the Company shall reimburse Moore for the cost of comparable coverage under individually obtained policies or for COBRA coverage, or shall make other arrangements to assure that Moore has comparable coverage.

                     (vi)  Vacation.  Vacation shall not continue
to accrue after the Termination Date under any circumstances.

                     (vii)      Executive  Medical  Reimbursement
Plan and Investment and Tax Planning. Throughout the Severance Period, the Company will continue to promptly reimburse Moore for any otherwise unreimbursed health and medical insurance premiums and/or uncovered medical expenses up to $10,000 per calendar year under a written medical reimbursement plan maintained for the Company's key executive employees, and for the $5,000 per year investment and tax planning service expenses, incurred during each calendar year, including the tax gross-up, if applicable.

                    (viii) Travel Benefits. The Atlantic Coast Airlines Holdings, Inc. and its subsidiaries flight pass privileges currently granted to Moore will continue for the Severance Period. Moore and his wife shall be provided with free travel on the Company's planes or on the planes of any successor in interest to the Company on a positive space basis, and his children shall be provided free travel on a space available basis. Moore shall not be entitled to travel benefits on any other airline.

                      (ix)  Deductions  for  Taxes.  Subject   to
Paragraph 5.G.(v), any compensation due to Moore hereunder will be subject to deductions for social security, federal and state withholding taxes, and any other such taxes as may from time to time be required by governmental authority.

     11.  Nonsolicitation, Non-Competition, and Confidentiality

                A.   Nonsolicitation and Non-Competition.  For so
long as Moore is an employee of the Company, and continuing thereafter for twelve months following any termination of Moore's employment, or with respect to the provisions of (i), below, for the longer of such twelve month period or for such period as Moore is receiving Severance Compensation, Moore shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (i) solicit or endeavor to entice away from the Company or any of its subsidiaries any person or entity who is, or, during the then most recent 12 month period, was employed by, or had served as an agent of, the Company or any of its subsidiaries; or (ii) engage in or contract with others to engage in any business enterprise, line of work consulting contract, joint venture or other arrangement which conducts a business or businesses substantially similar to the business conducted by Company in any area in which Company or any of its affiliates or subsidiaries provides or plans to provide air transportation to the public. Moore acknowledges that the geographic area covered hereby, and the period and nature of the agreed restrictions are reasonable and necessary for the protection of the business of the Company. All provisions of this Paragraph concerning non-competition are severable; and while it is the intention of the parties that all of said provisions shall be enforceable, if any one of the same shall be held to be unenforceable in whole or in part, the remainder shall continue to be in full force and effect. The terms of this
Paragraph 11.A will not apply following any termination of Moore's employment that was effected as a result of, in connection with or within twelve (12) months following a Change in Control. The provisions of clause (ii) above of this Paragraph 11.A will not apply following any termination of Moore's employment by the Company other than for cause. The twelve month period will be deemed to mean any notice given within twelve months following a Change in Control regardless of when actual termination occurs following said notice.

                B. Confidentiality. Moore covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's management, or otherwise in the public domain, with respect to the Company's or any of its affiliates' or subsidiaries', products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with the Company), business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which the Company operates other than as a result of disclosure by Moore in violation of his agreements under this Paragraph 11.B or (ii) Moore is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law.

                C. Exclusive Property. Moore confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Moore relating to the business of the Company shall be and remain the property of the Company, except for such papers customarily deemed to be the personal copies of Moore.

                D. Injunctive Relief. Without intending to limit the remedies available to the Company, Moore acknowledges that a breach of any of the covenants contained in this Paragraph 11 may result in material and irreparable injury to the Company or its affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining Moore from engaging in activities prohibited by this Paragraph 11 or such other relief as may be required specifically to enforce any of the covenants in this Paragraph 11. If for any reason, it is held that the restrictions under this Paragraph 11 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Paragraph 11 as will render such restrictions valid and enforceable.

          12. Assignment This Agreement, as it relates to the employment of Moore, is a personal contract and the rights and interests of Moore hereunder may not be sold, transferred, assigned, pledged or hypothecated. However, this Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns including, without limitation, any corporation or other entity into which Company is merged or which acquires all or substantially all of the outstanding common stock or assets of Company. At any time prior to a Change in Control, Company may provide, without the prior written consent of Moore, that Moore shall be employed pursuant to this Agreement by any of its affiliates instead of or in addition to Company, and in such case all references herein to the "Company" shall be deemed to include any such entity, provided that such action shall not relieve Company of its obligation to make or cause an affiliate to make or provide for any payment to or on behalf of Moore pursuant to this Agreement.

          13. Invalid Provisions. The invalidity of any one or more of the paragraphs or provisions of this Agreement shall not affect the reasonable enforceability of the remaining paragraphs or provisions of this Agreement, all of which are inserted herein conditionally upon being valid in law; and in the event one or more of the paragraphs or provisions contained herein shall be invalid, this instrument shall be construed as if such invalid paragraphs or provisions had not been inserted or, alternatively, said paragraphs or provisions shall be reasonably limited to the extent that the applicable court interpreting the provisions of this Agreement considers to be reasonable.

          14. Specific Performance. The parties hereby agree that any violation by Moore of the covenants and agreements contained herein shall cause irreparable damage to the Company, and the Company may, as a matter of course, enjoin and restrain said violation by Moore by process issued out of a court of competent jurisdiction, in addition to any other remedies that said court may see fit to award.

          15. Binding Effect. All the terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

          16. Waiver of Breach or Violation Not Deemed Continuin. The waiver by the Company of any provision of this Agreement may be effected only by a written waiver duly executed on behalf of the Company and except to the extent specifically provided in such waiver shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

          17. Entire Agreement; Law Governing This Agreement supersedes in its entirety the terms of the Severance Agreement between the parties dated as of December 28, 1999 and any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, by and between the Company and Moore, and contains all the covenants and agreements among the parties with respect to such subject matter. Notwithstanding the foregoing, to the extent that the Company's Deferred Compensation contributions or any other compensation or benefit provided for hereunder was paid, granted, credited or funded under and pursuant to an earlier version of this Agreement with respect to service prior to the Effective Date and at rates provided for under such earlier version, then such compensation or benefit need not be again paid, granted or funded, respectively, pursuant to this Agreement. This Agreement shall be construed in accordance with the laws of the Commonwealth of Virginia, without regard to principles of conflicts of law. Moore hereby acknowledges that he was given the opportunity to be represented by counsel of his choosing in the drafting and negotiation of this Agreement and that he reviewed this Agreement. In interpreting this Agreement, a court shall not treat either party as the draftsman of the Agreement.

          18.    Paragraph   Headings.  The  Paragraph   headings
contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

          19. Release by Moore. In the event of a termination of employment by Moore that results in the payment of Severance Compensation to him pursuant to the terms of this Agreement, in consideration for such Severance Compensation and as a condition precedent to the payment thereof, Moore hereby agrees to execute a full and complete release to the Company releasing any and all claims that he may have against the Company including any claims relating to his termination of employment.

          20. Notices. All notices permitted or required to be given pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Paragraph 20, for all purposes when presented personally to such party (which in the case of notice to the Company, shall be presented to the person holding the office or offices identified below) or sent by facsimile transmission, any national overnight delivery service, or certified or registered mail, to such party at its address set forth below:

          If to Moore, to the most recent address indicated for Moore's residence in the personnel records of Company, unless
Moore gives written notice that such notices are to be delivered to another address.

                    If to ACA or the Company:

                    Atlantic Coast Airlines Holdings, Inc.
                    Atlantic Coast Airlines
                    45200 Business Court
                    Dulles, VA  20166
                     Attention:   General  Counsel  or  Corporate
                                  Secretary
                    Fax No. (703) 650-6294

          Such notice shall be deemed to be given and received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or five (5) business days after the date mailed if mailed in the continental United States by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

      In Witness Whereof, the Company has hereunto caused this Agreement to be executed by a duly authorized officer and Moore has hereunto set his hand as of the day and year first above written.


WITNESS:


-----------------                  ------------------
                                   Thomas J. Moore

                                   COMPANY:

ATTEST:                            ATLANTIC COAST AIRLINES
                                   HOLDINGS, INC.




___________________                BY:_______________
Richard J. Kennedy,                   Kerry B. Skeen,
Secretary                             Chairman & Chief Executive
                                      Officer

ATTEST:                            ATLANTIC COAST AIRLINES






___________________                BY:_______________
Richard J. Kennedy,                   Kerry B. Skeen,
Secretary                             Chairman & Chief Executive
                                      Officer